UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)*


                         PERFORMANCE TECHNOLOGIES, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    71376K102
                              --------------------
                                 (CUSIP Number)

                                December 31, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

1)      NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                         25-1495646
                                                     -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)   [  ]
                                                             (b)   [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         Commonwealth of
                                                     Pennsylvania
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        5)       SOLE VOTING POWER                   1,694,115
                                                     ---------

        6)       SHARED VOTING POWER                 0
                                                     ---------

        7)       SOLE DISPOSITIVE POWER              1,694,115
                                                     ---------

        8)       SHARED DISPOSITIVE POWER            0
                                                     ---------

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                     1,694,115
                                                     ---------
10)     CHECK IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES      [  ]

11)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (9)                            14.59%
                                                     ------

12)     TYPE OF REPORTING PERSON                     IA
                                                     ------



                               Page 2 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


1)      NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                          25-1778076
                                                     -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)   [  ]
                                                             (b)   [  ]

3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        5)       SOLE VOTING POWER                   1,053,300
                                                     ---------

        6)       SHARED VOTING POWER                 0
                                                     ---------

        7)       SOLE DISPOSITIVE POWER              1,053,300
                                                     ---------

        8)       SHARED DISPOSITIVE POWER            0
                                                     ---------

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                     1,053,300
                                                     ---------
10)     CHECK IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

        Excludes 640,815 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P.

11)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (9)                            9.07%
                                                     ------

12)     TYPE OF REPORTING PERSON                     PN
                                                     ------


                               Page 3 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


1)      NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                          25-1778068
                                                     -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a)   [  ]
                                                             (b)   [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        5)       SOLE VOTING POWER                   1,053,300
                                                     ---------

        6)       SHARED VOTING POWER                 0
                                                     ---------

        7)       SOLE DISPOSITIVE POWER              1,053,300
                                                     ---------

        8)       SHARED DISPOSITIVE POWER            0
                                                     ---------

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                     1,053,300
                                                     ---------
10)     CHECK IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

        Excludes 640,815 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P.

11)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (9)                            9.07%
                                                     ------

12)     TYPE OF REPORTING PERSON                     PN
                                                     ------


                               Page 4 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


1)      NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                          11-3667966
                                                     -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)   [  ]
                                                             (b)   [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        5)       SOLE VOTING POWER                   640,815
                                                     ---------

        6)       SHARED VOTING POWER                 0
                                                     ---------

        7)       SOLE DISPOSITIVE POWER              640,815
                                                     ---------

        8)       SHARED DISPOSITIVE POWER            0
                                                     ---------

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                     640,815
                                                     ---------
10)     CHECK IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

        Excludes 1,053,300 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P.

11)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (9)                            5.52%
                                                     ------

12)     TYPE OF REPORTING PERSON                     PN
                                                     ------

                               Page 5 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


1)      NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

        S.S. OR I.R.S. IDENTIFICATION
        NO. OF ABOVE PERSON                          30-0135937
                                                     -----------

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)   [  ]
                                                             (b)   [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        5)       SOLE VOTING POWER                   640,815
                                                     ---------

        6)       SHARED VOTING POWER                 0
                                                     ---------

        7)       SOLE DISPOSITIVE POWER              640,815
                                                     ---------

        8)       SHARED DISPOSITIVE POWER            0
                                                     ---------

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                     640,815
                                                     ---------
10)     CHECK IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

        Excludes 1,053,300 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P.

11)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (9)                            5.52%
                                                     ------

12)     TYPE OF REPORTING PERSON                     PN
                                                     ------


                               Page 6 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


1)      NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------


2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)   [  ]
                                                             (b)   [  ]
3)      SEC USE ONLY

4)      CITIZENSHIP OR PLACE OF ORGANIZATION         United States
                                                     of America
                                                     -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

        5)       SOLE VOTING POWER                   0
                                                     ---------

        6)       SHARED VOTING POWER                 0
                                                     ---------

        7)       SOLE DISPOSITIVE POWER              0
                                                     ---------

        8)       SHARED DISPOSITIVE POWER            0
                                                     ---------

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON                     0
                                                     ---------
10)     CHECK BOX IF THE AGGREGATE AMOUNT
        IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

        Mark G. Schoeppner disclaims beneficial ownership of 1,694,115 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P. and Quaker Capital Partners II, L.P.

11)     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW (9)                            0%
                                                     ------

14) TYPE OF REPORTING PERSON                         IN
                                                     ------

                               Page 7 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

Item 1.

        (a)      Name of Issuer

                 PERFORMANCE TECHNOLOGIES, INC.
                 ------------------------------------------------------

        (b)      Address of Issuer's Principal Executive Offices

                 1414 Avenue of the Americas, New York, NY  10019
                 ------------------------------------------------------
Item 2.

        (a)      Names of Persons Filing

                 Quaker Capital Management Corporation
                 Quaker Capital Partners I, L.P.
                 Quaker Capital Partners II, L.P.
                 Quaker Premier, L.P.
                 Quaker Premier II, L.P.
                 Mark G. Schoeppner
                 ------------------------------------------------------

        (b)      Address of Principal Business Office or, if none, Residence

                 601 Technology Drive, Suite 310, Canonsburg, PA  15317
                 ------------------------------------------------------

        (c)      Citizenship

                 Quaker Capital Management Corporation - Pennsylvania
                                                         Corporation

                 Quaker Capital Partners I, L.P. - Delaware partnership Quaker Capital Partners II, L.P.- Delaware partnership Quaker Premier, L.P. - Delaware partnership
                 Quaker Premier II, L.P. - Delaware partnership
                 Mark G. Schoeppner - United States citizen
                 ------------------------------------------------------

        (d)      Title of Class of Securities

                 Common Stock
                 ------------------------------------------------------

        (e)      CUSIP Number


                               Page 8 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


                 71376K102
                 ------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a)    /  /  Broker of dealer registered under section 15 of the Act;

    (b)    /  /  Bank as defined in section 3(a)(6) of the Act;

    (c)    /  /  Insurance company as defined in section 3(a)(19) of the
                 Act;

    (d)    /  /  Investment company registered under section 8 of the
                 Investment Company Act of 1940;

    (e)    / X / An investment adviser in accordance with
                 ss.240.13d-1(b)(l)(ii)(E);

    (f)    /  /  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

    (g)    /  /  A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

    (h)    /  /  A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act;

    (i)    /  /  A church plan that is excluded from the definition of an investment company under section 3(c)(14)of the Investment Company Act of 1940;

    (j)    /  /  Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.          Ownership
                 ---------

        Quaker Capital Management Corporation:

        (a)      Amount Beneficially Owned: 1,694,115

                 The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities.


                               Page 9 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

                 Quaker Capital Management Corporation disclaims beneficial ownership of all 1,694,115 shares covered by this Schedule 13G.

        (b)      Percent of Class: 14.59%

        (c)

          (i)    Sole power to vote or direct the vote:  1,694,115

          (ii)   Shared power to vote or direct the vote:  0

          (iii)  Sole power to dispose or direct the disposition
                 of:  1,694,115

          (iv)   Shared power to dispose or direct the disposition of: 0

        Quaker Capital Partners I, L.P.:

        (a)      Amount Beneficially Owned: 1,053,300

                 The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 640,815 shares covered by this Schedule 13G.

        (b)      Percent of Class: 9.07%

        (c)

          (i)    Sole power to vote or direct the vote:   1,053,300

          (ii)   Shared power to vote or direct the vote:   0

          (iii)  Sole power to dispose or direct the disposition
                 of:   1,053,300

          (iv)   Shared power to dispose or direct the disposition of:  0

        Quaker Premier, L.P.:

        (a)      Amount Beneficially Owned: 1,053,300

                 The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of


                              Page 10 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102


                 Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 640,815 shares covered by this Schedule 13G.

        (b)      Percent of Class: 9.07%

        (c)

          (i)    Sole power to vote or direct the vote: 1,053,300

          (ii)   Shared power to vote or direct the vote: 0

          (iii)  Sole power to dispose or direct the disposition of: 1,053,300

          (iv)   Shared power to dispose or direct the disposition of: 0

        Quaker Capital Partners II, L.P.:

        (a)      Amount Beneficially Owned: 640,815

                 The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 1,053,300 shares covered by this Schedule 13G.

        (b)      Percent of Class: 5.52%

        (c)

          (i)    Sole power to vote or direct the vote: 640,815

          (ii)   Shared power to vote or direct the vote: 0

          (iii)  Sole power to dispose or direct the disposition of: 640,815

          (iv)   Shared power to dispose or direct the disposition of: 0

        Quaker Premier II, L.P.:

        (a)      Amount Beneficially Owned: 640,815


                              Page 11 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

                 The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of
                 Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 1,053,300 shares covered by this Schedule 13G.

        (b)      Percent of Class: 5.52%

        (c)

          (i)    Sole power to vote or direct the vote: 640,815

          (ii)   Shared power to vote or direct the vote: 0

          (iii)  Sole power to dispose or direct the disposition of: 640,815

          (iv)   Shared power to dispose or direct the disposition of: 0

        Mark G. Schoeppner:

        (a)      Amount Beneficially Owned: 0

                 The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 1,694,115 shares covered by this Schedule 13G.

        (b)      Percent of Class: 0%

        (c)

          (i)    Sole power to vote or direct the vote: 0

          (ii)   Shared power to vote or direct the vote: 0

          (iii)  Sole power to dispose or direct the disposition of: 0

          (iv)   Shared power to dispose or direct the disposition of: 0

Item 5.          Ownership of Five Percent or Less of a Class


                              Page 12 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

     If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                   ----------

Item 6.          Ownership of More than Five Percent on Behalf of
                 Another Person

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group

                 Not applicable.

Item 9.          Notice of Dissolution of Group

                 Not applicable.

Item 10.         Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Page 13 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

February 13, 2009                   QUAKER CAPITAL MANAGEMENT CORPORATION

                                    /s/ Mark G. Schoeppner
                                    -----------------------------------
                                    Mark G. Schoeppner, President


                                    QUAKER CAPITAL PARTNERS I, L.P.

                                    By:  Quaker Premier, L.P., its
                                         general partner

                                         By: Quaker Capital Management
                                             Corporation, its general
                                             partner


                                         By: /s/ Mark G. Schoeppner
                                             --------------------------
                                             Mark G. Schoeppner
                                             President


                                    QUAKER PREMIER, L.P.

                                    By:  Quaker Capital Management
                                         Corporation, its general
                                         partner


                                         By: /s/ Mark G. Schoeppner
                                             --------------------------
                                             Mark G. Schoeppner
                                             President


                                    QUAKER CAPITAL PARTNERS II, L.P.

                                    By:  Quaker Premier II, L.P., its
                                         general partner

                                         By: Quaker Capital Management
                                             Corporation, its general
                                             partner


                                         By: /s/ Mark G. Schoeppner
                                             --------------------------
                                             Mark G. Schoeppner
                                             President


Page 14 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 71376K102

                                    QUAKER PREMIER II, L.P.

                                    By:  Quaker Capital Management
                                         Corporation, its general
                                         partner


                                          By: /s/ Mark G. Schoeppner
                                             --------------------------
                                             Mark G. Schoeppner
                                             President



                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner


                              Page 15 of 15 Pages